Exhibit 10.18

February 13, 2025

PERSONAL AND CONFIDENTIAL

M. Caroline Germa, M.D.

Re: Separation Agreement

Dear Caroline:

This letter confirms that your employment with Ikena Oncology, Inc. (the “Company”) will be ending. This letter is a “Notice of Termination” pursuant to Sections 3(d) and 4(a) of the Employment Agreement between the Company and you (the “Employment Agreement”). Your employment with the Company shall terminate effective on February 3, 2025 (the “Separation Date”), which shall be the “Date of Termination” for purposes of Section 4(b) of the Employment Agreement. The termination of your employment is without “Cause,” pursuant to Section 3(d) of the Employment Agreement.

The Company appreciates your service and would like to make this transition as smooth as possible. To that end, this letter also proposes an agreement between you and the Company under which you would continue to be employed through the Separation Date and subsequently receive the severance pay and benefits set forth in Section 5 of the Employment Agreement.

Entitlements and Obligations

Regardless of whether you enter into an agreement with the Company, the Company shall:

•
pay you the Accrued Obligations, as that term is defined in the Employment Agreement; and
•
provide you with the right to continue group health plan coverage after your employment ends under the law known as “COBRA,” which will be described in a separate written notice.

If you have rights under any incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards and dividend equivalent rights granted to you pursuant to the Ikena Oncology, Inc. 2021 Stock Option and Incentive Plan or any other equity compensation plan of the Company approved by the Company’s Board of Directors (collectively, “Equity Awards”), except as set forth herein, your rights to such Equity Awards shall not be affected by this Agreement.

Regardless of whether you enter into an agreement with the Company, you remain subject to the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement between you and the Company (the “Employee Agreement”). The only exception is that if you agree to the Agreement below, your post-employment non-competition obligations under the Employee Agreement are null and void and shall no longer apply, as provided in Section 3 of this Agreement below. A copy of the Employee Agreement is enclosed.

Agreement

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company pursuant to Section 5 of the Employment Agreement. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

You acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.
Separation from Employment

This confirms that your employment with the Company shall end on the Separation Date. During the period until the Separation Date, you shall use your best efforts to perform your employment responsibilities, which may include transitional responsibilities; provided that the Company may modify any of your responsibilities during such period. The Company’s obligations under this Agreement, including without limitation the continuation of your employment until the Separation Date, are conditioned upon your use of your best efforts to perform your employment responsibilities and your continued compliance with this Agreement and the Employee Agreement.

2.
Severance Benefits

Provided you enter into, do not revoke, and comply with this Agreement, the Company shall provide you with the below.

(a)
The Company shall pay you a lump sum payment in an amount equal to twelve (12) months of your Base Salary (as defined in the Employment Agreement) (the “Severance Pay”), to be paid on the first practicable payroll date occurring after the Effective Date of this Agreement.
(b)
The outstanding equity awards held by you shall be governed by the Equity Documents; provided, however, and notwithstanding anything to the contrary in the Equity Documents, the portion of your outstanding unvested time-based equity awards that would have become vested had you maintained a continuous service relationship through the first (1st) anniversary of the Separation Date shall immediately accelerate and become vested and exercisable as of as of the later of (i) the Separation Date; or (ii) the Effective Date (as defined below) (the “Accelerated Vesting Date”); provided that, the termination or forfeiture of the unvested portion of any time-based equity awards that would otherwise occur on the Separation Date (or the termination or forfeiture of the vested, but unexercised time-based equity awards that would otherwise occur at the end of the applicable post-termination exercise period) in the absence of the acceleration described in this paragraph will be delayed until the Accelerated

Vesting Date, and will only occur if the vesting pursuant to this paragraph does not occur due to the absence of this Agreement becoming effective.
(c)
Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s) or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Separation Date; (B) the date that you become eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments to you shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The payments and benefits under this Section 2 are together referred to as the “Severance Benefits.”

You hereby acknowledge and agree that, as of the date of this Agreement, there has been no first event constituting a Change in Control, as that term is defined in the Employment Agreement. If a later event occurs such that the Separation Date falls within the Change in Control Period, as defined in the Employment Agreement, you shall be eligible for the additional payments and benefits set forth in Section 6 of the Employment Agreement, less any benefits and payments already provided to you pursuant to this Agreement.

3.
Employee Agreement Obligations

Effective as of the termination of your employment, your post-employment obligations set forth in Section 8(c) of the Employee Agreement shall be null, void and of no further effect, and will no longer apply. You acknowledge that subject to the previous sentence, you are subject to all other obligations under the Employee Agreement (together, the “Employee Agreement Obligations”).

4.
Release of Claims

In consideration for, among other terms, the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its predecessors, successors and assigns and those of each of the foregoing, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders employees attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Released Parties”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, up to the date when you sign this

Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Released Parties. This release includes, without limitation, your release of all Claims:

•
relating to your employment by and termination of employment with the Company;
•
of wrongful discharge or violation of public policy;
•
of breach of contract;
•
of defamation or other torts;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Massachusetts General Laws Chapter 151B, and the New Jersey Law Against Discrimination);
•
under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Family and Medical Leave Act, the Massachusetts Family and Medical Leave Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Equal Pay Act, the New Jersey Security and Financial Empowerment Act, the New Jersey Family Leave Insurance provisions of the New Jersey Temporary Disability Benefits Law, the New Jersey Earned Sick Leave Law, the New Jersey Warn Act, and retaliation claims under the New Jersey Workers’ Compensation Law);
•
for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, regardless of whether based on Massachusetts Wage Act, M.G.L. c. 149, §§148- 150C, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, or any other law or agreement; and
•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney fees;

provided, however, that this release shall not affect your rights under this Agreement or any rights that you may have under any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. § 1002(3). In addition, this release shall not affect your rights under any Company equity plans, as modified herein, or any other rights that cannot be released as a matter of law. The Company confirms that you will continue to be indemnified to the fullest extent permitted by law, the by-laws and corporate policies of the Company, and under all Company insurance policies for all actions taken by you within the scope of your employment with the Company.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Released Parties with respect to any Claim released by this Agreement except as permitted by law or as set forth below. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

5.
Non-Disparagement

Subject to Section 7 of this Agreement, you agree not to make any disparaging statements concerning the Company, any of the products, services or other activities of the Company or any current or former officers, directors or employees of the Company. You represent that during the period since this Agreement was offered to you, you have not made any such disparaging statements.

6.
Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with business or employment responsibilities that you may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

7.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, the Employee Agreement or any other surviving obligation to the Company limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing nonprivileged documents or information; (iii) testify truthfully in a legal proceeding; or (iv) file a claim for unemployment benefits with an applicable Government Agency and to provide a copy of this Agreement to the applicable Government Agency in connection with such unemployment benefits claim. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Employee Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.
Other Provisions
(a)
Termination of Payment Obligation or Return of Payment. If you materially breach any of your obligations under this Agreement or any of the Employee Agreement Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to not to pay the Severance Benefits. If the Severance Pay is paid before such breach or before the Company’s discovery of such breach, you shall be required to return to the Company the Severance Pay . The Company’s exercise of its right not to pay the Severance Benefits in such circumstances or your return of the Severance Pay not affect your continuing obligations under this Agreement or the Employee Agreement Obligations.
(b)
Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(c)
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(d)
Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(e)
Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.
(f)
Jurisdiction; Jury Trial Waiver. You and the Company agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper. Each party to this Agreement irrevocably waives any and all right to a trial by jury in any legal proceeding arising out of or relating to this Agreement.
(g)
Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any Employee Agreement Obligations or any of the promises set forth in Sections 3, 5 or 6 (together with the Employee Agreement Obligations, the “Specified Sections”). You further agree that money damages would be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under the Specified Sections, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.
(h)
Entire Agreement. This Agreement supersedes any previous agreements or understandings between you and the Company, except any provisions in the Employment Agreement preserved herein, the Employee Agreement Obligations, your Equity Awards, and any other obligations specifically preserved in this Agreement.
(i)
Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. By entering into this Agreement, you acknowledge that you have been given forty-five (45) days to consider this Agreement. To accept this Agreement, you must return a signed original of the Agreement so that it is received by Robert Lally (rlally@ikenaoncology.com) within forty-five (45) days after you received this Agreement. In the event that you execute and return this Agreement within less than forty-five (45) days, you acknowledge that such decision was entirely voluntary and that you understood that you had the opportunity to consider this Agreement for the entire forty-five (45) day period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Mr. Lally, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
(j)
Disclosure. You acknowledge that on the date when you received this Agreement, you also received a document entitled “Disclosure of Information to Affected Employees.”
(k)
Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to Mr. Lally the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

IKENA ONCOLOGY, INC.

By: /s/ Mark Manfredi 2/14/2025

Mark Manfredi, Ph.D. Date

President and Chief Executive Officer

Enclosures (Employee Agreement; Disclosure of Information to Affected Employees)

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

By: /s/ Caroline Germa 2/14/2025

M. Caroline Germa, M.D. Date